China Organic Announces Releases Comprehensive Whitepaper Highlighting Worldwide Strategic Opportunities for Company's Agricultural Products

Whitepaper Provides In-Depth Analysis of the Growing Demand from China's Burgeoning Affluent Class Market for High-Quality Organic Foods

Jilin, China - China Organic Agriculture, Inc. (OTCBB: CNOA - News), a growth-driven agricultural products company leading China's organic foods revolution, has released a commissioned whitepaper titled `Rice is Life" to delve into the Company's immediate opportunities to capitalize on the government supported $13 billion market for organic foods in China.

"China Organic Agriculture targets not only those who depend on rice to live, but those whose rice consumption helps them to live well," said the whitepaper, written by Patrick Murphy, C.P.A., of Murphy Analytics. "With average incomes rising by 4.5 times(1) from 1998 to 2005, there is a rapidly growing Chinese middle and upper class that has the ability and presumably the inclination to consider more carefully the nutritional content and safety of their diets as well as the environmental impact of their consumption."

According to the report, "CNOA has plans to increase production capacity significantly to meet the expected surge in organic rice demand driven by China's expanding middle and upper classes. The long-term organic trends globally and more recently in China seem to support CNOA's view of the company's growth prospects."

CNOA recently updated financial forecast following CNOA's recently announced partnership with Xinmiao Grain Depot, which the Company has projected will generate approximately $1.97 million in 2007, with an approximate net income of $710,000 prior to the conclusion of 2007.

Additionally, the Company has projected that the Xinmiao partnership will generate an additional $5.91 million in revenues and $2.13 million in net income within the first seven months of 2008.

The Murphy Analytics whitepaper concluded: "Relying upon United States, European Union and recent Chinese history and trends as a guide, it seems clear that the Chinese organic food market is only in its infancy, with significant near term and long term growth potential driven by the evolving preferences of the expanding middle and upper classes and the encouragement of the Chinese government."

To read the entire Murphy Analytics whitepaper, please visit http://www.trilogy-capital.com/tcp/coa.

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About China Organic Agriculture

China Organic Agriculture is among the largest producers of organic rice in China commanding a 40 percent market share. COA controls all aspects of the process from seeds to planting and processing, R&D and sales. The proprietary processing factory is 20,000 square meters and has an annual production capacity of 30,000 tons. The Company also has an extensive sales network, located in the major cities in China.

COA, which follows GAAP accounting principles and is fully SEC compliant, has experienced significant growth since its inception in 2002, and has put solid plans in place to markedly expand revenues and increase shareholder value. The quality of COA's products results in the ability to command and receive prices 40% higher than comparables. In the first quarter of 2007 (as of March 31st) the company posted $4.1 million in revenue, up 30 percent from the same period 2006. Gross profit margins grew to 43.9% yielding net income of $1.72 million or 42% of sales.

China Organic has in excess of 6260 acres dedicated to green and organic rice. The irrigation system is fed from the Nen River, one of the last unpolluted rivers in China, and no chemicals or fertilizers are used in the process. The Company's flagship brand, ErMaPao has won several quality awards, holds the highest organic certification and is the most popular rice brand in the country.

China Organics has the business plan, the depth of management and the capital to realize its mandated goal of becoming the leading organic agriculture company within this explosive sector in China as well as globally within the next five years.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/coa.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/coa/quote.html.

To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/coa/factsheet.html.

Mission Statement

China Organic Agriculture, Inc. is firmly committed to increasing shareholder value through setting the next generation standard for quality organic food products in China and throughout the world.

Forward-Looking Statements

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
-- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of CNOA could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact

China Organic Agriculture
Steve Wan, 310.441.9777
stevewan@chinaorganicagriculture.com

or

Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com